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                                                                    EXHIBIT 23.1

The Board of Directors
Chiron Corporation:

We consent to incorporation by reference herein of our report dated January 31, 2000 relating to the consolidated balance sheets of Chiron Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, and the related schedule, which report appears in the December 31, 1999 Annual Report on Form 10-K of Chiron Corporation.

                                          /s/ KPMG LLP

San Francisco, California
April 5, 2000